EXHIBIT 3.1
                                                                     -----------



C-102A Rev 12/93

                      New Jersey Department of the Treasury
                               Division of Revenue
                           Certificate of Amendment to
                          Certificate of Incorporation
                    (For Use by Domestic Profit Corporations)


Pursuant to the provisions of Section 14A:9-2 (4) and Section 14A:9-4 (3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
Incorporation:

1.       The name of the corporation is: Interline Brands, Inc.


2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 7th day of May, 2003:

Resolved, that Article 1 of Exhibit A of the Certificate of Incorporation be amended to add the following sentence immediately after the final sentence of
Section 4(c) thereof:

                  "Notwithstanding the foregoing, for so long as any of the Corporation's 11 1/2 % senior subordinated notes (the "Senior Subordinated Notes") to be issued under an Indenture to be entered into by the Corporation, Wilmar Holdings, Inc., Wilmar Financial, Inc., Glenwood Acquisition LLC and the Bank of New York, as trustee (as supplemented or amended the "Indenture"), remain outstanding until the first anniversary of the Stated Maturity (as defined in the Indenture) of the Senior Subordinated Notes (the "Senior Subordinated Notes Period"), no event described in Section 4(a), 4(c)(i) or 4
(c)(ii) above shall be deemed to be a voluntary or involuntary liquidation, winding up, a dissolution or other "Liquidation Event" entitling holders of the Senior Preferred to any amounts under Section 4(a) or 4(b) above, unless such event shall also constitute a "Change in Control" as defined in the Indenture. Furthermore, during the Senior Subordinated Notes Period, holders of the Senior Preferred shall not be entitled to any amounts under Section 4(a) or 4(b) above on account of an event described in Section 4(a), 4(c)(i) or 4(c)(ii) above occurring and such Sections shall not be operative, unless and until all covenants and other terms of the Senior Subordinated Notes and the Indenture have first been fully complied with, including without limitation the making of a "Change of Control Offer" as defined in the Indenture and the purchase of any Senior Subordinated Notes tendered pursuant to such offer."

3. The number of shares outstanding at the time of the adoption of the amendment was: Common Stock, no par value ("Common Stock"): 5,385,189 Senior Preferred Stock, par value $.01 per share ("Senior Preferred Stock"): 23,619,888

The total number of shares entitled to vote thereon was:

         Common Stock: 5,385,189
         Senior Preferred Stock: 23,619,888

If the shares of any class or series of shares are entitled to vote thereon as a class. set forth below the designation and number of outstanding shares entitled to vote thereon of each such class or series. (Omit if not applicable).

         Senior Preferred Stock:  23,619,888

4. The number of shares voting for and against such amendment is as follows: (If the shares of any class or series are entitled to vote as a class, set forth the number of shares of each such class and series voting for and against the amendment, respectively).

         NUMBER OF SHARES VOTING                NUMBER OF SHARES VOTING
             FOR AMENDMENT                         AGAINST AMENDMENT
             -------------                         -----------------

         Common:            3,972,033              Common:           0
         Senior Preferred: 16,729,155              Senior Preferred: 0

5. It the amendment provides for an exchange, reclassification or cancellation of issued shares, set forth a statement of the manner in which the same shall be effected. (Omit if not applicable).

         N/A

6.       Other provisions: (Omit if not applicable).

         N/A

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

                                   BY:  /s/ William E. Sanford
                                        ---------------------------------------
                                        Name:   William E. Sanford
                                        Title:  Executive Vice President

Dated this 22nd day of May, 2003

May be executed by the Chairman of the Board, OR the President, OR a Vice President of the Corporation.

                            CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                             WILMAR INDUSTRIES, INC.

                   __________________________________________

                           Pursuant to Section 14A:9-2
                         of the Business Corporation Act
                           of the State of New Jersey

                   __________________________________________



         Wilmar Industries, Inc., a New Jersey corporation (the "CORPORATION"), does hereby certify as follows:

         1. Article 1 of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

         "FIRST. The name of the corporation is INTERLINE BRANDS, INC."

         2. Article 4, Section 1 of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

     "1. DESIGNATION. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 34,500,000; of which 7,500,000 shares, no par value per share, are to be of a class designated "Common Stock" (the "Common Stock") and 27,000,000 shares, par value $.01 per share, are to be of a class designated Senior Preferred Stock (the "Senior Preferred Stock").

         The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock are set forth below in this ARTICLE FOURTH. The rights, preferences, privileges and restrictions granted to and imposed upon the Senior Preferred Stock are set forth in the attached EXHIBIT A."

         3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 14A:6-7.1 and 14A5-6(2) of the Business Corporation Act of the State of New Jersey.

                  IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed in its corporate name this 21st day of June, 2001.


                                   WILMAR INDUSTRIES, INC.


                                   By:  /s/ William S. Green
                                        ---------------------------------------
                                        Name:   William S. Green
                                        Title:  Chief Executive Officer

                              CERTIFICATE REGARDING
                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                             WILMAR INDUSTRIES, INC.


To:      The Department of Treasury
         State of New Jersey

         Pursuant to the provisions of N.J.S.A. 14A:9-5, the undersigned corporation hereby executes this certificate regarding the attached Amended and Restated Certificate of Incorporation:

         1.       The name of the corporation is WILMAR INDUSTRIES, INC.

         2.
The attached Amended and Restated Certificate of Incorporation was adopted by unanimous written consent of the board of directors in lieu of a meeting on May 16, 2000, and by unanimous written consent of the shareholders of the corporation holding all 13,193,238 shares of common stock of the corporation outstanding and all 1,067,634 shares of senior preferred stock outstanding entitled to vote on the Amended and Restated Certificate of Incorporation on May 16, 2000.

         IN WITNESS WHEREOF, the undersigned corporation has caused this certificate to be executed in its name by the undersigned officer as of this 16th day of May, 2000.


                                   WILMAR INDUSTRIES, INC.


                                   By:  /s/ William E. Sanford
                                        ---------------------------------------
                                        Name:   William E. Sanford
                                        Title:  Senior Vice President and Chief
                                                Financial Officer

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                             WILMAR INDUSTRIES, INC.


         FIRST. The name of the corporation is WILMAR INDUSTRIES, INC.

         SECOND. The registered office of the Corporation in the State of New Jersey is located at 303 Harper Drive, Moorestown, NJ 08057, and the name of its registered agent at such address is Fred B. Gross. The current Board of Directors of the Corporation (the "Board") consists of two members, Samantha Trotman and Drew Sawyer, the address of both of whom is: c/o Parthenon Capital, 200 State Street, Boston, MA 02109.

         THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the New Jersey Business Corporation Act.

         FOURTH.

         1. DESIGNATION. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 29,500,000; of which 2,500,000 shares, no par value per share, are to be of a class designated "Common Stock" (the "Common Stock") and 27,000,000 shares, par value $.01 per share, are to be of a class designated Senior Preferred Stock (the "Senior Preferred Stock").

         The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock are set forth below in this ARTICLE FOURTH. The rights, preferences, privileges and restrictions granted to and imposed upon the Senior Preferred Stock are set forth in the attached EXHIBIT A.

         2. DIVIDENDS ON COMMON STOCK. Dividends shall be paid on the Common Stock when, as and if declared by the Board.

         3. VOTING POWER. Except as otherwise expressly provided herein, or as required by law, each holder of Common Stock shall be entitled to vote on all matters and shall be entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

         4. ACTIONS OF THE BOARD OF DIRECTORS; EXTRAORDINARY TRANSACTIONS. The Board shall not take, approve or otherwise ratify any of the following actions without the prior consent of the holders of at least sixty percent (60%) in aggregate amount of the then outstanding shares of Common Stock:

                  (a) other than the issuance of any (i) shares of Common Stock or Senor Preferred Stock upon the exercise of any option, warrant or other right to subscribe for, purchase or acquire shares of Common Stock or Senior Preferred Stock, or (ii) stock options, or other rights to purchase or acquire shares of Common Stock, or "phantom" stock or stock appreciation rights, granted pursuant to any stock option plan or other plan adopted for the benefit of officers, directors and employees of the Corporation and its subsidiaries and approved by the Board, and shares of Common Stock or Senior Preferred Stock issued upon the exercise of such options or rights or otherwise issued pursuant to any such plan ("EXEMPT ISSUANCES"), create, issue or agree to issue a class or series of any capital stock of the Corporation or its subsidiaries or rights of any kind convertible into or exchangeable for, any capital stock of the Corporation or its subsidiaries, or any option, warrant or other subscription or purchase right with respect to such capital stock of the Corporation or its subsidiaries, including, without limitation, pursuant to any public offering of the equity securities of the Corporation;

                  (b) (i) any transaction of merger or consolidation of the Corporation or its Subsidiaries with one or more entities, (ii) any transaction of merger or consolidation of one or more entities into or with the Corporation or any of its subsidiaries or (iii) any recapitalization of the Corporation (other than, in the case of clauses (i) and (ii), mergers or consolidations of any wholly-owned subsidiaries of the Corporation with each other and mergers or consolidations of a wholly-owned subsidiary of the Corporation with and into the Corporation where the Corporation is the surviving entity);

                  (b) any sale, conveyance, exchange or transfer of all or substantially all of the capital stock or assets of the Corporation or its subsidiaries (other than to the Corporation or any of its wholly-owned subsidiaries);

                  (c) any transactions, or the amendment, modification or waiver of any existing transactions, with any shareholder of the Corporation or an affiliate thereof or any officer, director or member of management of the Corporation, other than any such transaction (or series of related transactions) which has an aggregate consideration of less than $5,000 and is on terms no less favorable to the Corporation taken as a whole than would be obtained in an arm's-length transaction with an unrelated third party (other than customary transactions with management and compensation or management fee arrangements between the Corporation and Parthenon Investors, L.P., a Delaware limited partnership, including the compensation and fees as set forth in the employment agreements between the Corporation and each of William S. Green, Michael T. Toomey, Michael J. Grebe and William E. Sanford (the "Management Shareholders") as in effect on the date this Amended and Restated Certificate of Incorporation is filed with the Department of Treasury of the State of New Jersey;

                  (d) any declaration or making of dividend payments or other payment or distribution on account of, or any redemption or repurchase of, the capital stock of the Corporation (other than a pro-rata redemption of the then outstanding Senior Preferred Stock from all holders thereof);

                  (e) any voluntary or involuntary liquidation under applicable bankruptcy or reorganization legislation, or any dissolution or winding up of, the Corporation or its subsidiaries;

                  (f) incur, create or maintain any indebtedness in an aggregate principal amount outstanding in excess of $200 million;

                  (g) assign any of its rights to purchase the shares of capital stock of the Corporation held by any Management Shareholder upon the termination of employment of such Management Shareholder to any entity other than the lenders under that certain Revolving Credit and Term Loan Agreement among the Corporation, the lenders named therein, Fleet National Bank, as administrative agent, and FleetBoston Robertson Stephens Inc., as manager, as amended;

                  (h) enter into any business materially different in scope and character from the business in which the Corporation is engaged on the date this Amended and Restated Certificate of Incorporation is filed with the Department of Treasury of the State of New Jersey; or

                  (i) any material amendment, modification or restatement of this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, as amended.

         5. OTHER RIGHTS RESERVED TO COMMON STOCK. Except for and subject to those rights expressly granted to the holders of the Senior Preferred Stock, or except as may be provided by the laws of the State of New Jersey, the holders of Common Stock shall have exclusively all other rights of stockholders.

         FIFTH.

         1. ELECTION OF DIRECTORS. Members of the Board may be elected either by written ballot or by voice vote.

         2. LIMITATION OF LIABILITY. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or (c) for any transaction from which the director derived any improper personal benefits.

                  Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         3.       INDEMNIFICATION.

                  (a) To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 3.

                  (b) The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; PROVIDED, HOWEVER, that, if required by the laws of the State of New Jersey, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person indemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

                  (c) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 3 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Amended and Restated Certificate of Incorporation, the By-laws of the Corporation, as amended (the "By-laws"), any agreement, any vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

                  (d) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 3 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

                  (e) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 3, the By-laws or under the laws of the State of New Jersey or any other provision of law.

                  (f) The provisions of this Section 3 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 3 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 3 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

                  (g) The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 3 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

                  (h) Any director or officer of the Corporation serving in any capacity of (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

                  (i) Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this
Section 3 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; PROVIDED, HOWEVER, that if no such notice is given, the right to indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned Corporation has caused this Amended and Restated Certificate of Incorporation to be executed in its name by the undersigned officer as of this 16th day of May, 2000.


                                   WILMAR INDUSTRIES, INC.


                                   By:  /s/ William E. Sanford
                                        ---------------------------------------
                                        Name:   William E. Sanford
                                        Title:  Senior Vice President and Chief
                                                Financial Officer

         EXHIBIT A


                             WILMAR INDUSTRIES, INC.

                          CERTIFICATE OF DESIGNATION OF
                             SENIOR PREFERRED STOCK,
                 SETTING FORTH THE POWERS, PREFERENCES, RIGHTS,
                 QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF
                         SUCH SERIES OF PREFERRED STOCK



         WILMAR INDUSTRIES, INC., a New Jersey corporation (the "Corporation"), DOES HEREBY CERTIFY:

         That pursuant to authority conferred upon the Board of Directors of the Corporation (the "Board of Directors") by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation"), and pursuant to the provisions of Chapter 7 of the New Jersey Business Corporation Act, the Board of Directors, by unanimous written consent in lieu of meeting, adopted the following resolution creating one series of preferred stock, which resolution is as follows:

         WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to provide by resolution or resolutions for the issuance of shares of preferred stock, par value $0.01, of the Corporation (the "Preferred Stock"), in one or more series with such voting powers, full or limited, or without voting powers, and such other rights, preferences, privileges and restrictions as shall be stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board of Directors, and as are stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the New Jersey Business Corporation Act; and

         WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of one series of Preferred Stock and the number of shares constituting such series;

         NOW, THEREFORE, BE IT RESOLVED:

                                   ARTICLE I.

                             SENIOR PREFERRED STOCK
                             ----------------------

         1.       Designation and Number of Shares.

                  (a) There shall be hereby established a series of Preferred Stock designated as "Senior Preferred Stock" (the "Senior Preferred"), to consist of 27,000,000 shares, par value $0.01 per share.

                  (b) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article II below.

         2. RANK. The Senior Preferred shall, with respect to dividend distributions, redemptions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation, whether voluntary or involuntary, rank senior to (a) all classes of common stock of the Corporation (including, without limitation, the common stock, no par value per share, of the Corporation (the "Common Stock")), and (b) each other class or series of Capital Stock of the Corporation hereafter created, each of which shall expressly provide that it ranks junior to the Senior Preferred with respect to dividend distributions and distributions of assets and rights upon the liquidation, winding up and dissolution of the Corporation (such Capital Stock, together with the Common Stock, the "Junior Stock").

         3.       DIVIDENDS.

                  (a) Beginning on the date of issuance of the Senior Preferred, the holders of the outstanding shares of Senior Preferred shall be entitled to receive dividends payable in cash on each share of Senior Preferred (subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or similar event involving the Senior Preferred) at an annual rate equal to 14%. All dividends with respect to any share of Senior Preferred shall (i) begin to accrue on a daily basis, (ii) be cumulative, whether or not earned or declared, (iii) be compounded quarterly from the date of issuance of such share and (iv) shall be payable when declared by the Board of Directors.

                  (b) All dividends accrued with respect to shares of Senior Preferred pursuant to Section 3(a) shall be accrued pro rata and in like manner to all of the holders entitled thereto, and shall be payable prior to the payment of any dividend on shares of any Junior Stock. No dividend may be paid on any securities of the Corporation ranking PARI PASSU with the Senior Preferred unless such dividend is paid on a pro rata basis to holders of the Senior Preferred also.

                  (c) Dividends accrued on the Senior Preferred for any period less than a year shall be computed on the basis of a 365 or 366-day year and the actual number of days elapsed in the period for which accruable.

         4.       LIQUIDATION.

                  (a) In the event of any voluntary or involuntary liquidation, winding up or dissolution of the Corporation, the holders of shares of Senior Preferred then outstanding shall be entitled to be paid for each share held, out of the assets of the Corporation legally available for distribution to its stockholders, an amount in cash equal to the sum of the Liquidation Value per share plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date of such liquidation, winding up or dissolution, whether or not declared, before any payment shall be made or any assets distributed to the holders of any shares of Junior Stock. Except as provided in the preceding sentence, holders of the Senior Preferred shall not be entitled to any distribution in the event of any liquidation, winding up or dissolution of the Corporation.

                  (b) If, upon any liquidation, winding up or dissolution of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Senior Preferred shall be insufficient to permit payment in full to such holders of the sums which such holders are entitled to receive in such case (including all accrued and unpaid dividends thereon), then all of the assets available for distribution to the holders of the Senior Preferred shall be distributed among and paid to the holders of Senior Preferred ratably in proportion to the respective amounts that would be payable to such holders if such assets were sufficient to permit payment in full. Not less than thirty (30) days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, winding up or dissolution to each record holder of Senior Preferred, setting forth in reasonable detail, to the extent known, the amount of proceeds to be paid with respect to each share of Senior Preferred and the Junior Stock in connection with such liquidation, winding up or dissolution.

                  (c) For the purposes of this Section 4, any transaction or series of transactions (as a result of a tender offer, merger, consolidation or otherwise) that results in, or that is in connection with, (i) any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 51% or more of the then issued and outstanding shares of Common Stock, without giving effect to the issuance of shares under any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of Common Stock, other than any such acquisition by, or by any such "group" that is controlled by, Parthenon, the Parthenon Affiliates or persons who are senior executive officers or former senior executive officers of the Corporation or any of its subsidiaries, or (ii) the sale, lease, exchange, conveyance, transfer or other disposition (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to any Person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than any such sale, lease, exchange, conveyance, transfer or other disposition to, or to any such "group" that is controlled by, Parthenon, the Parthenon Affiliates or persons who are senior executive officers or former senior executive officers of the Corporation or any of its subsidiaries, shall be deemed to be a liquidation of the Corporation under Section 4(a) (which transaction or series of transactions shall be referred to herein as a "Liquidation Event"), unless the holders of eighty percent (80%) of the then outstanding shares of

Senior Preferred, voting separately as a single class, elect not to treat any of the foregoing transactions as a Liquidation Event by giving written notice thereof to the Corporation.

         5. OPTIONAL REDEMPTION. The Corporation may redeem all or any portion of the shares of Senior Preferred outstanding at any time, except for shares of Senior Preferred received by any holder in exchange for shares of Class C Preferred Stock of the Corporation previously held by any such holder ("Exchange Shares"), upon a vote of the majority of the Board of Directors; PROVIDED that the Corporation may not redeem any shares of Senior Preferred owned by CB Capital Investors, LLC or any of its Affiliates or permitted transferees (the "Chase Shareholders"), Sterling Investment Partners, L.P. or any of its Affiliates or permitted transferees (the "Sterling Shareholders"), or Parthenon or any Parthenon Affiliate or any of their permitted transferees (the "Parthenon Shareholders"), if such Chase Shareholder, Sterling Shareholder or Parthenon Shareholder, as applicable, reasonably determines that such redemption may be taxable as a distribution pursuant to Section 301(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of Section 302 of the Code; and PROVIDED FURTHER that if less than all of such outstanding shares of Senior Preferred (other than Exchange Shares) are to be redeemed pursuant to this Section 5, such shares shall be redeemed pro rata among the holders of Senior Preferred (other than holders of Exchange Shares) whose shares are being redeemed, based on the number of shares of Senior Preferred held by such holders. Except as otherwise provided herein, the Corporation shall mail written notice of each redemption of any Senior Preferred to each record holder thereof not more than sixty (60) nor less than thirty (30) days prior to the date on which such redemption is to be made. In case fewer than the total number of shares of Senior Preferred represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Senior Preferred shall be issued to the holder thereof without cost to such holder within five
(5) business days after surrender of the certificate representing the redeemed shares of Senior Preferred. The Corporation shall redeem each share of Senior Preferred to be redeemed in cash at a price per share equal to the sum of the Liquidation Value per share plus all accumulated and unpaid dividends thereon to the date of mailing of the redemption notice, whether or not declared.

         6. VOTING RIGHTS. The holders of Senior Preferred shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required under New Jersey law and as follows: (i) in connection with any proposal that the Corporation shall authorize or issue additional shares of Senior Preferred or additional classes or series of preferred stock; (ii) any changes to the rights of the Senior Preferred relating to voting, redemption, dividends, dissolution or the distribution of Corporation assets and any amendment to this Certificate of Designation; and (iii) in connection with such other subjects or matters that adversely affect the holders of Senior Preferred. In any of the foregoing cases, the affirmative vote of the holders of at least sixty percent (60%) of the then outstanding Senior Preferred voting separately as a class shall be required; PROVIDED that, any amendment to Section 5 limiting the rights of the Parthenon Shareholders thereunder shall also require the prior written consent of Parthenon, any amendment to Section 5 limiting the rights of the Chase Shareholders thereunder shall also require the prior written consent of CB Capital Investors, LLC, and any amendment to Section 5 limiting the rights of the Sterling Shareholders thereunder shall also require the prior written consent of Sterling Investment Partners, L.P.

         7. NO REISSUANCE OF SENIOR PREFERRED. Shares of Senior Preferred that have been redeemed or otherwise acquired by the Corporation shall be retired and canceled, shall resume the status of authorized and unissued shares of Preferred Stock and shall not be reissued, sold or transferred.

         8. BUSINESS DAY. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

                                   ARTICLE II.

                                   DEFINITIONS
                                   -----------

         As used in this Certificate of Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and VICE VERSA), unless the context otherwise requires:

         "AFFILIATE" means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

         "BOARD OF DIRECTORS" has the meaning set forth in the preamble hereto.

         "BUSINESS DAY" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

         "CAPITAL STOCK" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

         "CERTIFICATE OF INCORPORATION" has the meaning set forth in the preamble hereto.

         "CHASE SHAREHOLDERS" has the meaning set forth in Section 5 hereof.

         "CODE" has the meaning set forth in Section 5 hereof.

         "COMMON STOCK" has the meaning set forth in Section 2 hereof.

         "CORPORATION" has the meaning set forth in the preamble hereto.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE SHARES" has the meaning set forth in Section hereof.

         "JUNIOR STOCK" has the meaning set forth in Section 2 hereof.

         "LIQUIDATION EVENT" has the meaning set forth in Section 4(c) hereof.

         "LIQUIDATION VALUE" means, with respect to each share of Senior Preferred, the sum of $10.

         "PARTHENON" means Parthenon Investors, L.P., a Delaware corporation, and its successors.

         "PARTHENON AFFILIATES" means any Person directly or indirectly controlled by, or under common control with, Parthenon, including, without limitation, any partnerships or coinvestment entities established by Parthenon, any direct or indirect partners of any of the foregoing, and any directors, officers and employees of Parthenon and any of the foregoing Persons.

         "PARTHENON SHAREHOLDERS" has the meaning set forth in Section 5 hereof.

         "PERSON" means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

         "PREFERRED STOCK" has the meaning set forth in the preamble hereto.

         "SENIOR PREFERRED" has the meaning set forth in Section 1(a) hereof.

         "STERLING SHAREHOLDERS" has the meaning set forth in Section 5 hereof.

         "VOTING STOCK" of any Person means shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote for the election of members of the board of directors or similar management body of such Person.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed by its duly authorized officer this 16th day of May, 2000.

                                   WILMAR INDUSTRIES, INC.


                                   By:  /s/ William E. Sanford
                                        ---------------------------------------
                                        Name:   William E. Sanford
                                        Title:  Senior Vice President and Chief
                                                Financial Officer